Exhibit 23.8
[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     The undersigned hereby consents to the references to our firm in the form and context in which they are incorporated by reference in this Amendment No. 2 to Registration Statement on Form S-4 (Reg. No. 333-129942) of Whiting Petroleum Corporation and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in such Amendment No. 2 to Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from oil and gas reserves as of July 1, 2005 for properties located in New Mexico, Oklahoma and Texas acquired by Whiting Petroleum Corporation from Celero Energy, LP.

Sincerely, NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
January 23, 2006